UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2004

BRUNSWICK CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	001-01043	36-0848180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 N. Field Court Lake Forest, Illinois	60045-4811
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 735-4700

(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 [ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))
 [ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

(a)	2005 Automatic Deferred Compensation Plan

On December 6, 2004, the Human Resources and Compensation Committee of Brunswick Corporation (the “Company”) approved the Brunswick Corporation 2005 Automatic Deferred Compensation Plan (the “Officer Plan”). The Officer Plan, which will become effective on January 1, 2005, provides for the automatic deferral of compensation payable by the Company and certain related entities that would, in the absence of such deferral, not be deductible by the Company by reason of section 162(m) of the Internal Revenue Code. The Officer Plan will replace the Company’s existing Automatic Deferred Compensation Plan and is designed to comply with the requirements of the American Jobs Creation Act of 2004.

Cash compensation otherwise due to an executive that is deferred under the Officer Plan will be credited to an Automatic Cash Deferral Account established for such executive. Amounts in this account will be credited as of the last day of each calendar month with interest for that month at a rate equal to the greater of: (a) the prime rate in effect at Chase Manhattan Bank on the first day of the month plus four percentage points, or (b) the Company’s short term borrowing rate. If an executive so elects, the Company may, after consultation with the executive, invest amounts credited to the executive’s Automatic Cash Deferral Account in securities and other assets as the Company may determine.

Shares of the Company’s Common Stock otherwise due to an executive that are deferred under the Officer Plan will be credited to an Automatic Stock Deferral Account. The Officer Plan does not provide for new grants of stock, but rather the deferral of stock which would otherwise have been paid to an executive pursuant to the Company’s other plans. The Automatic Stock Deferral Account will be adjusted from time to time to reflect the deemed reinvestment of dividends in accordance with the terms of the Company’s dividend reinvestment program.

Amounts credited to an executive’s Automatic Cash Deferral Account and Automatic Stock Deferral Account shall be distributed upon the earliest of: (a) a “change in control” as defined under Internal Revenue Code section 409A or (b) six months after the date the executive ceases to be employed by the Company and certain related entities.

(b)	2005 Deferred Compensation Plan for Non-Employee Directors

On December 7, 2004, the Company’s Board of Directors (the “Board”), following the recommendation of the Corporate Governance Committee, approved the Brunswick Corporation 2005 Deferred Compensation Plan for Non-Employee Directors (the “Director Plan”). The Director Plan, which will become effective on January 1, 2005, and is designed to comply with the requirements of the American Jobs Creation Act of 2004, provides for the continuation of the deferral program previously been available to the Corporation’s non-employee directors. Under the Director Plan, non-employee directors may elect to receive on a deferred basis, (i) the portion of the director’s annual retainer that is payable in Company common stock (the “Stock Retainer”) and (ii) shares of Company common stock in lieu of the portion of the director’s annual retainer that would otherwise be paid in cash (the “Cash Retainer”). Shares received under the mechanism established by the Director Plan shall be deemed to have been issued under the Company’s 2003 Stock Incentive Plan.

Non-employee directors may elect under the Director Plan to receive all, some or none of their annual retainer on a deferred basis. An account will be established for each director who makes a deferral election under the Director Plan. That account will be credited with:

(i) a number of shares of Company Common Stock equal to the number of shares, otherwise payable as part of the Stock Retainer, the receipt of which the director has elected to defer,

(ii) a number of shares of Company Common Stock equal to the amount of the Cash Retainer that the director has elected to receive in deferred shares divided by the fair market value of a share of Company Common Stock on the date on which such amount would otherwise have been paid, and

(iii) a number of shares of Company Common Stock equal to 20% of the total number of shares of Company Common Stock credited to the account pursuant to (ii) above.

Accounts established under the Director Plan will be adjusted to reflect the reinvestment of dividends in accordance with the terms of the Company’s dividend reinvestment program.

Amounts held in a non-employee director’s account established pursuant to the Director Plan will be distributed on the first day of the calendar month following the date of the participant’s “separation from service” with the Company, as defined under Internal Revenue Code section 409A. Upon a “change of control” (as defined under Internal Revenue Code section 409A), non-employee directors will receive a lump sum distribution of their account balance as soon as practicable after the date of the change of control. All distributions from accounts established under the Director Plan will be distributed by the Company in whole shares of Company Common Stock.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description of Exhibit
10.1	Brunswick Corporation 2005 Automatic Deferred Compensation Plan
10.2	Brunswick Corporation 2005 Deferred Compensation Plan for Non-Employee Directors

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUNSWICK CORPORATION

Dated: December 9, 2004	By:	/s/ MARSCHALL I. SMITH
Name: Marschall I. Smith
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX:

Exhibit No.	Description of Exhibit
10.1	Brunswick Corporation 2005 Automatic Deferred Compensation Plan
10.2	Brunswick Corporation 2005 Deferred Compensation Plan for Non-Employee Directors